Exhibit 99.1

Boeing CEO Harry Stonecipher Resigns; Board Appoints James Bell Interim President and CEO; Lew Platt to Expand Role

CHICAGO, March 7, 2005 – Boeing [NYSE: BA] announced today that its Board of Directors asked for and received the resignation of President and CEO Harry Stonecipher on Sunday, March 6. Concurrently, the Board has appointed CFO James A. Bell, 56, as president and CEO on an interim basis, with Board Chairman Lew Platt assuming an expanded role in his capacity as non-executive chairman. Stonecipher will also leave the company’s Board; all changes are effective immediately.

The Board actions were taken following an investigation by internal and external legal counsel of the facts and circumstances surrounding a personal relationship between Stonecipher and a female executive of the company who did not report directly to him. The Board determined that his actions were inconsistent with Boeing’s Code of Conduct.

“The Board concluded that the facts reflected poorly on Harry’s judgment and would impair his ability to lead the company,” said Platt.

“The resignation was in no way related to the company’s operational performance or financial condition, both of which remain strong. However, the CEO must set the standard for unimpeachable professional and personal behavior, and the Board determined that this was the right and necessary decision under the circumstances,” he said.

The Board ordered an immediate and comprehensive investigation of the matter after Platt received information that was sent anonymously to him and to the company’s legal and ethics leaders 10 days ago. The investigation determined the relationship was consensual and had no effect on the conduct of the company’s business. The investigation also determined that neither the career nor the compensation of the female executive was influenced by this relationship.

Bell is a 32-year veteran of the company who has served as Boeing CFO and as a member of the company’s Executive Council since November 2003. He oversees all company financial matters and will continue in this role during the interim period.

The Board has a robust succession planning process in place and will accelerate the search for a permanent CEO. Candidates both inside and outside the company are being considered. Bell, who is not a candidate, will serve until the process is completed.

“Boeing is in excellent shape with significant momentum due in large part to Harry’s forceful leadership,” said Bell. “We have a clear strategy that has us well positioned for future growth. Continuing his focus on execution is my top priority.”

“I know this is difficult news for everyone associated with Boeing, but we have strong leaders driving our businesses, and strong teams of employees driving performance,” Platt said. “At the same time, we are committed to strong ethical leadership. We have fought hard to restore our reputation. Everyone should know that if we see any improper activities, we will take decisive action.”

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Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this report may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; our successful execution of internal performance plans, production rate increases and decreases (including any reduction in or termination of an aircraft product), acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS No. 142 review; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns and the launch of the 787 program and U.S. and foreign government procurement activities, including the uncertainty associated with the procurement of tankers by the U.S. Department of Defense (DoD); the cyclical nature of some of our businesses; unanticipated financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; significant disruption to air travel worldwide (including future terrorist attacks); global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal and investigatory proceedings; tax settlements with the IRS and various states; U.S. Air Force review of previously awarded contracts; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in our SEC filings, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2004.

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Contacts:

Communications: John Dern, Anne Eisele or Larry McCracken, (312) 544-2002

Investor Relations: Dave Dohnalek or Bob Kurtz, (312) 544-2140